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                                                               Exhibit 10.14

                         EXCALIBUR TECHNOLOGIES CORPORATION
                            OEM & DEVELOPMENT AGREEMENT
                                      BETWEEN
                         EXCALIBUR TECHNOLOGIES CORPORATION
                                        AND
                              IMAGEWARE SOFTWARE, INC.

This License Agreement is made by and between Excalibur Technologies Corporation ("Excalibur"), a corporation organized and existing under the laws of the state of Delaware, with its principal place of business at 1921 Gallows Road, Suite 200 Vienna, VA 22182, and ImageWare Software, Inc. ("OEM"), a corporation organized and existing under the laws of the state of California, with its principal place of business at 15373 Innovation Drive, Suite 120, San Diego, CA, 92128. This Agreement shall be effective on the date of the last signature affixed hereto ("Effective Date").

In consideration of the mutual covenants, terms and conditions, and other valuable consideration contained herein, Excalibur and OEM agree:

1.  DEFINITIONS.

     1.1 LICENSED PRODUCT. The term "Licensed Product" means the computer programs, in object code only, as specified in Schedule 1 and as detailed in Excalibur's Product Specifications incorporated herein by reference.

     1.2 LICENSED SOURCE CODE PRODUCT. The term "Licensed Source Code Product" means the computer programs in object code and source code, as specified in Schedule 2 and as detailed in Excalibur's Product Specifications and user and developer documentation attached thereto.

     1.3 INTEGRATED SYSTEM. The term "Integrated System" means OEM's application incorporating the Licensed Product and/or additional products to be named in writing to Excalibur during the Term of this Agreement, and to be agreed upon in writing by Excalibur, such agreement not to be unreasonably withheld.

     1.4 END-USER. The term "End-User" means OEM's customer who accesses the Licensed Product by using the Integrated System.

     1.5  TERRITORY. The term "Territory" means Worldwide.

     1.6 DOCUMENTATION. The term "Documentation" means a functional description of the Licensed Product, directions for installation, verification of installation, use, and any other explanatory material necessary for an End-User to perform all of the functions of the Licensed Product.

     1.7 SUPPLEMENTS. The term "Supplements" means a computer program that compliments or may be used in conjunction with the Licensed Product, but which is not required for the Licensed Product to substantially operate within the Licensed Product specifications.

     1.8 INITIAL SHIP DATE. The term "Initial Ship Date" means the date OEM ships to an End-User the first available release of the Integrated System.

     1.9 DERIVATIVE WORK. The term "Derivative Work" shall mean a work that is based on the Licensed Product or Licensed Source Code Product, that, if prepared without authorization of Excalibur, would constitute an infringement of Excalibur's intellectual property rights.

     1.10 BETA. The term "Beta" as it applies to the deliverable software code under this Agreement shall mean the object code tested by Excalibur but as of the date of delivery not installed at a commercial site.

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2.  LICENSE.

     2.1 In accordance with the terms of this Agreement, Excalibur grants to OEM, and OEM accepts from Excalibur, a non-exclusive, sublicensable in combination with Integrated System, license to combine in non-printed machine readable form the Licensed Product into OEM's applications, to create an Integrated System and to market and make the Licensed Product available, in the Territory. Such license shall be perpetual so long as OEM is in compliance with the material terms of this Agreement.

     2.2 Except as provided for in section 20.6 herein, Excalibur grants to OEM a non-exclusive, non-transferable, non-assignable, royalty bearing license which shall be perpetual and irrevocable so long as OEM is in compliance with the material terms of this Agreement to use at its election the Licensed Source Code Product, in each instance, in conducting development, and utilizing the Licensed Source Code Product to create new products which shall be Derivative Works or composite works and to license, sublicense or otherwise commercially utilize or dispose of such Derivative Works as OEM shall see fit in its sole discretion.

     During the Term of this Agreement.

     2.3 OEM shall require each End-User of Integrated System, in whole or in part to be subject to the restrictions set forth in this Section 2.3. Such restrictions shall be set forth either in a written agreement signed by the End-User prior to or upon receipt of the Integrated System, or in a preprinted statement that accompanies the Integrated System in a conspicuous and fully visible manner at the time of their transfer.

          By accepting delivery of the Integrated System or by executing a written agreement, the recipient must agree to be bound by the restrictions in the following sections.

          2.3.1 The End-User may (1) use the Licensed Product only as an integral component of the Integrated System; (2) make one copy of the Integrated System in machine-readable form for nonproductive backup purposes only; and (3) use the Integrated System only for internal purposes and not for service bureau work, or time-sharing arrangements unless authorized in writing by Excalibur.

          2.3.2 The End-User may not use, copy, modify, or transfer the Integrated System, or any copy, adaptation, transcription, or merged portion thereof, except as expressly permitted by Excalibur. The End-User rights are nonexclusive and nonassignable. If the End-User transfers possession of any copy, adaptation, transcription, or merged portion of the Integrated System to any other party (except to a successor in interest of the End-User's business that assumes all of the End-User's obligations with respect to the Integrated System), the End-User's rights in the Integrated System are automatically terminated.

          2.3.3 Excalibur shall have the sole and exclusive ownership of all right, title, and interest in and to the Licensed Product, including ownership of all trade secrets and copyrights pertaining thereto, subject only to the rights and privileges expressly granted by Excalibur hereunder.

          2.3.4 The End-User is not entitled to receive Source Code, and under no circumstances may the End-User reverse-compile or reverse-assemble the Object Code.

          2.3.5 The OEM must reproduce and include in all copies of the Integrated System, the copyright notice(s) and proprietary legend(s) of Excalibur as they appear in the Licensed Product and on the media containing the Licensed Product supplied to End Users by OEM or by OEM to its distributors.

          2.3.6 The End-User's obligations hereunder remain in effect for as long as it continues to possess or use the Licensed Product as a component of the Integrated System, and such obligations shall be for the benefit of Excalibur and shall be enforceable by Excalibur.

          2.3.7 During the term of this Agreement, Excalibur agrees that it will not execute a license to deliver the source code that is being licensed to OEM hereunder as Licensed Product or Licensed Source Code Product to the firms listed in Schedule 3 attached hereto, or to directly or indirectly for a period of six months from the date of this Agreement either by itself or with third parties develop or market any product competing with the Licensed Source Code Product or Licensed Product.

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3.  IMPLEMENTATION PROGRAM.

     3.1 Within ten (10) business days of the Effective Date, Excalibur shall commence delivery to OEM, in object code form, the Licensed Product and in source code form, the Licensed Source Code Product.

     3.2 OEM agrees to integrate the Licensed Product with an application, and fully test and debug the Integrated System prior to licensing the Integrated System to an End-User. Excalibur shall be responsible for fully debugging and testing the Licensed product prior to delivery to OEM. Excalibur shall transfer the source and object code for the Licensed Source Code Product "as is".

     3.3 During the Term of this Agreement, other Excalibur supported versions of the Licensed Product may be delivered to OEM from time to time. Excalibur shall be responsible for porting and testing the additional versions prior to delivery to the OEM.

4.  GENERAL DUTIES OF OEM.

     4.1 During the Term and any extension of this Agreement, OEM agrees to use its best efforts to actively promote and market in the Territory the Licensed Product as part of the Integrated System and shall incorporate a reference to the name EXCALIBUR TECHNOLOGIES (in appropriate marketing literature and advertising).

     4.2 OEM shall ensure that in all its marketing literature, advertising, and dealings with End-Users relating to the Licensed Product, OEM will clearly indicate that it is acting as the licensee of Excalibur and not as its agent or partner.

     4.3 OEM shall provide End-Users, a suitable training and support service necessary to use the Licensed Product as part of the Integrated System.

     4.4 OEM shall be solely responsible for the Licensing of the Integrated System to End-Users.

     4.5 Upon execution of this agreement between Excalibur and OEM, and following approval of OEM, OEM shall allow Excalibur the right to release a general press announcement to selected publications in addition to the right to use OEM as a reference account in selected publications at Excalibur's discretion.

5.  GENERAL DUTIES OF EXCALIBUR.

     5.1 Excalibur shall support OEM's marketing activities in relation to the Licensed Product by providing, at no charge to OEM, such advice and assistance, in relation to the Licensed Product as OEM may reasonably request from time to time. Such assistance may include but shall not be limited to technical support in the preparation of proposals and operation and use of the Licensed Product, competitive product research and information, oral presentations to prospective End-Users, and joint marketing, sales, and promotional programs in which the parties agree to collaborate.

     5.2 In accordance with the provisions in Section 6.0, Excalibur shall provide OEM with an updated version of the Licensed Product and associated Documentation as new versions become available. Excalibur shall provide these updated versions no later than thirty
          (30) days after Excalibur makes the same versions commercially available to the marketplace.

     5.3 Technical phone support to OEM for the Licensed Product will be provided from Excalibur's Carlsbad, California engineering support office. Support shall be available 8:00 AM to 5:00 PM Pacific time, Monday through Friday, excluding Excalibur observed holidays. On site support will be available to OEM at the rates described in Subsection 6, of this Agreement.

     5.4 Excalibur will assist OEM in developing a business and marketing plan with specific goals for developing the markets for the Integrated System as well as meeting the sales objectives envisioned by the parties.

6.  ROYALTIES AND SUPPORT FEES.

     6.1 In consideration of the license granted by Excalibur to OEM under this Agreement, OEM agrees to:

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          6.1.1  Pay Excalibur a non-cancelable, non-refundable 18 (eighteen)
                 month prepaid royalty and distribution fee of $100,000. This distribution fee shall authorize OEM to distribute an unlimited number of copies of the Licensed Product as an integrated component of the Integrated System for a period of 18 months. Payment of this distribution fee shall be on or before July 15, 1998.

          6.1.2 OEM shall be authorized to distribute copies of the Licensed Product only as an integrated component of the Integrated System. Any other type of distribution of the Licensed Product is strictly prohibited.

          6.1.3 OEM agrees to pay Excalibur a royalty of (1) 25% of the net sale price net of returns, promotional discounts, and shipping to end users of OEM's End-User Application Integrated System or Derivative Work that incorporates all or any portion of the Excalibur Face DataBlade Description, or (2) a royalty of 10% of the net sale price net of returns and promotional discounts and shipping to end users of OEM's End User Application Integrated System or Derivative Work that incorporates all or any portion of Excalibur Face Recognition SDK, or (3) a royalty of 10% of the sale price net of returns, promotional discounts and shipping to end users of OEM's Integrated System or Derivative Works that incorporates Excalibur Visual RetrievalWare. Until such time that such royalties payable to Excalibur exceeds $100,000 no royalties will be paid to Excalibur during the Agreement Term. Thereafter, OEM agrees to pay such royalties due Excalibur on a quarterly basis on or before the 15th of the month following the quarter within which payment for such sales for the OEM End-User Application product have been made. For the purposes of this Agreement, a quarter shall be defined as the 3 months ended March 31, June 30, September 30, and December 31.

     6.2 On an as required basis, Excalibur shall provide on site technical support to OEM during the implementation program through the Initial Ship Date. OEM shall pay Excalibur at the rate of $2,000 per day, and reimburse for all reasonable transportation, lodging, and per diem expenses incurred by Excalibur's technical representative. At the beginning of each month, Excalibur shall a provide a summary statement and invoice to the OEM for services rendered during the previous month. Payments to Excalibur for services provided herein are due thirty (30) days after receipt of Excalibur's invoice. If ordered under separate agreement during a one year period from the date of this Agreement, Excalibur will provide consulting service to ImageWare at a rate of $1,250.00 per day. Travel, costs and expenses shall be billed in addition.

     6.3 In order for Excalibur to provide software maintenance for the Licensed Product, OEM must purchase yearly maintenance at a rate of 15% of the distribution fee as referenced in section 6.1.1 above. Excalibur shall have no responsibility to maintain the Licensed Product unless OEM purchases annual maintenance provided by Excalibur.

           The Licensed Source Code Products under Schedule 12 hereto are licensed "as is" and no maintenance shall be provided. Limited telephone support shall be provided (1-2 hours per week) by Excalibur for a period of 6 weeks from the date of this Agreement.

7.  LIMITED WARRANTY AND DISCLAIMER OF LIABILITY.

     7.1 Excalibur warrants that it is, and on the date of delivery of Licensed Product and Licensed Source Code Product, will be, the sole owner of all copyrights and intellectual property rights for the Licensed Product and Licensed Source Code Product; that it has, and on the Effective Date will have, the full right and authority to enter into this Agreement.

     7.2 Excalibur warrants that the Licensed Product and updates of the Licensed Product provided under this Agreement will substantially perform in accordance with the published specifications for a period of 90 days following delivery to OEM. In the event the Licensed Product fails to perform substantially in accourdance with the published specifications, and Excalibur is unable to correct any major non-conformance within 90 days of written notification by OEM, OEM's sole remedy shall be a return of the applicable royalty fees paid to Excalibur for the Licensed Product.

     7.3 Excalibur does not warrant that the functions contained in the Licensed Product or in any update will meet the requirements of OEM.

     7.4 Except as set out in Subsections 7.1 and 7.2, the warranties contained in Subsection 7.1 and 7.2 are made in lieu of all other express warranties, whether oral or written. Only an authorized officer of Excalibur may make modifications to this warranty or additional warranties binding on Excalibur, and such modifications or additional warranties must be in

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          writing. Accordingly, additional statements such as those made in advertising or presentations, whether oral or written, do not constitute warranties by Excalibur and should not be relied upon as such.

     7.5 DISCLAIMER OF WARRANTIES. EXCEPT AS PROVIDED IN THIS AGREEMENT, EXCALIBUR GRANTS NO IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND NO EXPRESS WARRANTIES OTHER THAN THOSE SET FORTH HEREIN. EXCALIBUR GRANTS NO WARRANTIES WITH RESPECT TO THE SOURCE CODE PORTIONS OF THE LICENSED PRODUCTS.

8.  INDEMNIFICATION.

     8.1 Excalibur, at its own expense, will indemnify, hold harmless, and defend OEM for any action brought against OEM to the extent that it is based on a claim that the Licensed Source Code Product, or Licensed Product or any update of the Licensed Product used within the scope of this Agreement infringes any patent, copyright, license, trade secret, or other proprietary right of a third party in the Territory, provided that Excalibur is immediately notified in writing of such a claim. Excalibur shall have the right to control the defense of all such claims, lawsuits, and other proceedings. In no event shall OEM settle any such claim, lawsuit, or proceeding without Excalibur's prior written approval. Excalibur shall have no liability for any claim under this section if a claim for patent, copyright, license, or trade secret infringement is based on the unauthorized modification of the Licensed Product by OEM, its employees, or agents.

     8.2 In the event a preliminary or final judgment shall be obtained against OEM's use or operation of the Licensed Product, or any part thereof, by reason of an alleged infringement, Excalibur may replace at its election, in whole or in part, the Licensed Product with a substantially compatible and functionally equivalent computer program or modify the Licensed Product to avoid the infringement.

9.  TECHNICAL SUPPORT AND UPDATES.

     9.1 Subject to OEM's payment of the annual support fees contained in Subsection 6.3, Excalibur, shall provide OEM with support of a technical nature with respect to all aspects of the Licensed Product and updates to the Licensed Product including their installation and use.

     9.2 During the Term, and any extension thereof and subject to OEM's payment of support fees, Excalibur shall provide to OEM all versions of, and all updates to the Licensed Product as Excalibur may make commercially available to its customers.

     9.3 Updates include enhancements and corrections of the Licensed Product. Use of updates with or in place of the Licensed Product shall be fully governed by and subject to the terms of this Agreement relating to the reproduction and use of the Licensed Product. Any portion of the Licensed Product replaced by an update shall be promptly destroyed by OEM.

10.  CONFIDENTIALITY.

     10.1 Each party shall keep secret and confidential all confidential information disclosed by the other about its business or the Licensed Product or trade secrets, and shall not use such information, nor disclose such information to any third party, except to the extent that will enable OEM to fulfill its obligations under this Agreement, including the right to disclose such information as may be necessary in promoting the Licensed Product to prospective End-Users in the Territory.

    10.2 If either party hereto receives from the other party written information which is marked or understood to be "Confidential" and/or "Proprietary", the receiving party agrees not to use such information except in the performance of this Agreement, and to treat such information in the same manner as it treats its own confidential information, and to prevent unauthorized use or disclosure, of the confidential information. The obligation to keep information confidential shall not apply to any such information that has been disclosed in publicly available sources; is, through no fault of the party receiving the confidential information, hereafter disclosed in a publicly available source; is in rightful possession of the party receiving the confidential information without an obligation of confidentiality; or is required to be disclosed by operation of law.

     10.3 Excalibur represents and OEM hereby acknowledges that the source and object code constituting the Licensed Product and updates of the Licensed Product which are embodied on magnetic or other storage media contains confidential and trade secret material. OEM, its employees, and agents agree that they will not attempt to decompile or disassemble the

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          object code of the Licensed Product or updates. OEM further agrees to use all reasonable endeavors to ensure that its employees and agents observe this Subsection 10.3.

     10.4 OEM agrees to maintain the confidentiality of the Licensed Product and to protect as a trade secret any portion of the Licensed Product which has not been publicly disclosed by using reasonable endeavors to prevent any unauthorized copying, use, distribution, installation, or transferring possession of the Licensed Product as described in Subsection 12.2 of this Agreement by OEM, its employees, or agents.

11.  PROPRIETARY NOTICES.

     11.1 OEM agrees to reproduce fully the trade secret or copyright notice or other proprietary notices provided by Excalibur from time to time and shall ensure that they appear clearly on all copies of the Integrated System being licensed to End-Users. In order to protect Excalibur's trade secrets and copyrights in the Licensed Product, OEM agrees not to attempt in any way to obliterate or destroy the trade secret or copyright notice. Violation of any provision in this Subsection shall be the basis for the immediate termination of this Agreement.

12.  TITLE TO AND RIGHTS IN LICENSED PRODUCT & LICENSED SOURCE CODE PRODUCT.

     12.1 The Licensed Product and updates of the Licensed Product are proprietary to Excalibur, and title to them shall remain with Excalibur. All applicable common law and statutory rights in the Licensed Product and updates of the Licensed Product, including, but not limited to, rights in confidential and trade secret material, source code, object code, trademarks, service marks, patents, and copyrights, shall be and will remain the property of Excalibur. OEM shall have no right, title, or interest in such proprietary rights except as provided in this Agreement.

     12.2 OEM is prohibited from distributing, transferring possession of, or otherwise making available copies of the Licensed Product to any person other than its employees with the right to know, and from reproducing and installing the Licensed Product, except as authorized under Section 2 of this Agreement. OEM shall advise all End-Users that they are prohibited from reproducing, distributing, transferring possession of, or otherwise making available copies of the Licensed Product, and from installing copies of the Licensed Product on any computer not within the Territory. OEM is prohibited from making any modifications, adaptations, enhancements, changes, or derivative works of the Licensed Product, and OEM shall advise all users that they are prohibited from making any modifications, adaptations, enhancements, changes, or derivative works of the Licensed Product. Violation of any provision in this Subsection shall be the basis for immediate termination of this Agreement in accordance with Subsection 18.1.1.

     12.3 The parties expressly recognize that intellectual property rights may be created pursuant to this Agreement. The parties hereto expressly agree that both during and upon termination of this Agreement, any intellectual property rights of any nature whatsoever that are conceived and arise directly or indirectly from use by OEM of the Licensed Source Code Product, including, without limitation, all rights in collective and Derivative Works, in their entirety, including without limitation all rights in the portion of such work or intellectual property rights comprising all or part of the Licensed Source Code Product, shall be owned in full and without reservation by OEM. However, all title to the Licensed Source Code Product in the version licensed under the terms of this Agreement, as at the date of this Agreement, shall remain with Excalibur. However, in addition, so long as any product created by OEM shall include such portions of Licensed Source Code Product such that such new product would constitute a Derivative Work, OEM shall pay Excalibur the applicable royalty set out above for the term of this Agreement.

13.  LIMITATION OF REMEDIES.

     13.1 IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS, EMPLOYEES OR ADVISORS BE LIABLE IN CONTRACT OR IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE) OR FOR ANY WARRANTY OR UPON ANY OTHER LEGAL OR EQUITABLE GROUND FOR ANY LOSS OF USE, PROFIT OR REVENUE, OR FOR ANY LOSS OR EXPENSE, OR ANY DIRECT, INDIRECT CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR OTHER DAMAGES INCURRED OR SUFFERED, IN CONNECTION WITH THIS AGREEMENT, THE LICENSED PRODUCT, OR THE DOCUMENTATION. THE LIABILITY OF EXCALIBUR FOR ANY CLAIM, LIABILITY,

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DAMAGE, PENALTY, LOSS OR EXPENSE SHALL IN NO EVENT EXCEED THE AMOUNT PAID BY OEM
TO EXCALIBUR HEREUNDER. THE PROVISIONS OF THIS CLAUSE SHALL BE SUBJECT TO, AND SHALL NOT LIMIT, THE PROVISIONS OF CLAUSE 8 AND 10 OF THIS AGREEMENT.

14.  RELATIONSHIP OF THE PARTIES.

     14.1 For purposes of this Agreement, OEM is not an agent of Excalibur, and OEM has no express or implied authority to act on behalf of or make any representations whatsoever on behalf of Excalibur. Excalibur has no right to control any activities of OEM outside the terms of this Agreement.

15.  TAXES.

     15.1 OEM shall, in addition to other amounts payable under this Agreement, pay all taxes, with the exception of income taxes, levied or imposed by reason of the transactions contemplated in this Agreement. OEM shall promptly pay to Excalibur an amount equal to any such tax(es) actually paid or required to be collected or paid by Excalibur. Excalibur shall be liable for payment of all taxes levied on its net income arising out of or related to this Agreement.

16.  SUPPLEMENTS.

     16.1 From time to time, Excalibur may make supplements available to OEM. SUPPLEMENTS ARE NOT LICENSED UNDER THE TERMS OF THIS AGREEMENT. Subject to availability, OEM may make special arrangements with Excalibur to license the Supplement for use as part of the Integrated System.

17.  AGREEMENT TERM.

     17.1 This Agreement shall commence on the Effective Date and shall remain in effect perpetually for a period of 3 (three) years with respect to Licensed Source Code Product and for 18 (eighteen) months with respect to Licensed Product ("Term"). Thereafter it shall automatically terminate with the understanding that the parties shall make best efforts to renegotiate a mutually beneficial agreement.

18.  DEFAULT AND TERMINATION.

     18.1 Either party may terminate this Agreement immediately by notice in writing to the other if:

           18.1.1. one party materially defaults on any of its obligations under this Agreement, and the other party shall give written notice of such default, and, if the party in default has not cured the default within thirty (30) days of the notice, the other party shall have the right to terminate this Agreement; or

           18.1.2. the other party becomes or threatens to become or is at risk of becoming insolvent or declares bankruptcy; or

           18.1.3. the other party ceases or threatens to cease the operations of its business.

     18.2 Excalibur may terminate this Agreement immediately if OEM fails to make timely payment to Excalibur for the distribution fee, and/or support fees contained in Section 6 of this Agreement.

     18.3 Upon termination of this Agreement the license granted under this Agreement to use the Licensed Product is immediately revoked. In the event this Agreement is terminated OEM shall cease the licensing and all marketing activities of the Integrated System and return to Excalibur all copies of the Licensed Product, updates and Documentation in OEM's possession or control. In the alternative, upon request of Excalibur, OEM shall destroy all such copies of the Licensed Product, updates and Documentation and certify in writing that they have been destroyed. TERMINATION SHALL NOT RELIEVE OEM OF THEIR OBLIGATIONS REGARDING THE CONFIDENTIALITY OF THE LICENSED PRODUCT AND UPDATES. OEM's End Users that have purchased perpetual licenses of the Integrated System(s) shall have the right to continue to use the Licensed Product or Licensed Source Code Product as part of an Integrated System.

     18.4 Without limiting any of the provisions contained in Subsection 18.1, in the event of termination as a result of OEM's failure to comply with any of its obligations under this Agreement, OEM shall continue to be obligated for any

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           payments due as of the date of termination. Termination of the license shall be in addition to, and not in lieu of, any equitable remedies available to Excalibur.

19.  ARBITRATION.

     19.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any controversy or claim arising out of or relating to this Agreement or to its breach shall be finally settled by binding arbitration. Any such arbitration will to be conducted in the in the State of California, by one arbitrator, to be appointed, and to conduct arbitration pursuant to the RULES OF THE AMERICAN ARBITRATION ASSOCIATION. The parties hereby agree to exclude any right of application or appeal to any court in any jurisdiction whatsoever, arising from or with respect to any award, by such arbitrator.

20.  GENERAL.

     20.1 Each party acknowledges that it has read this Agreement and any exhibit, understands them, and agrees to be bound by their terms and conditions, and further agrees that they are the complete and exclusive statement of the agreement between the parties which supersedes and merges all prior proposals, understandings, and all other agreements, oral and written, between the parties relating to this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both parties.

     20.2 Any notice or communication required or permitted in this Agreement shall be in writing and shall be deemed to have been duly given on the day of service if served personally, or by electronic means, or three (3) days after mailing if mailed by first class mail, registered or certified, postage prepaid, and addressed as follows:

     TO:  EXCALIBUR:                        TO:  OEM:

     Excalibur Technologies Corporation     ImageWear Software, Inc.
     1921 Gallows Road, Suite 200           15373 Innovation Drive, Suite 120
     Vienna, VA  22102                      San Diego, CA  92128
     Attn: Contracts Manager                Attn:

     20.3 Governing Laws. This Agreement and performance under this Agreement shall be governed by the laws of the State of Virginia.

     20.4 Limitations Period. No action, regardless of form, arising out of this Agreement may be brought by either party more than two (2) years after the cause of action has arisen.

     20.5 Severability. If any provision of this Agreement is invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted. The remainder of the Agreement shall be valid and enforceable to the maximum extent possible.

     20.6 Assignment. This License is personal to OEM and its affiliates and subsidiaries of 51% or greater ownership and may not be assigned or sub-let except with the express prior written consent of Excalibur, such consent not to be unreasonably withheld or delayed.

     20.8 Waiver. The waiver or failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement.

     20.9 Headings. The headings that appear at the beginning of the several sections contained in this Agreement have been inserted for identification and reference purposes only and shall not be used in the construction and interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement.

AGREED:                                                          AGREED:


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



EXCALIBUR TECHNOLOGIES CORPORATION:        IMAGEWARE SOFTWARE, INC.


Signature  /s/ Dan C. Stroman              Signature  /s/ Paul Devermann

Dan C. Stroman                             Paul Devermann
----------------------                     ----------------
Name                                       Name

Director of Customer Accounting            Vice President
------------------------------             ---------------
Title                                      Title

Date  April 30, 1998                       Date  4/30/98


SCHEDULES TO THIS AGREEMENT

Schedule 1:  Licensed Product
Schedule 2:  Licensed Source Code Products
Schedule 3: List of Firms that will not be licensed the source code licensed to OEM hereunder as Licensed Product or Licensed Source Code Product



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

                                    SCHEDULE 1

                                 LICENSED PRODUCT

The Licensed Product shall be comprised of the following components.

1.  Excalibur's Visual RetrievalWare (SDK

The Excalibur Visual RetrievalWare SDK

The Excalibur Visual RetrievalWare Software Developers Kit (SDK) is a programming toolkit for building image analysis and pattern recognition applications involving the recognition and retrieval of images. The components include C and C++ class libraries, a Tel/Tk interpreter, several sample programs with source code, and thorough reference documentation. The SDK enables the generic manipulation, indexing and retrieval of images and is being provided for image conversion and manipulation. It includes an Image Processing Library, Feature Extraction support library and other related tools to support the development of customer applications and Feature Extractors. The SDK could be enhanced to support other non-image datatypes to allow the creation of a wider range of multimedia or rich data type feature extractors.


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

                                    SCHEDULE 2

                           LICENSED SOURCE CODE PRODUCT

1.  Face DataBlade for the Informix Universal Server (Includes source code).

2. Face Recognition SDK and Face Feature Extractors (Includes source code and test/sample programs).

Excalibur Face DataBlade Description (EFR)

Excalibur is providing ImageWare with an "as is" source code license for the EFR DataBlade. Additionally Excalibur is providing an "as is" source code license for the Excalibur Face Recognition SDK and a binary copy of the current version of Visual RetrievalWare.

The EFR DataBlade Module is based on feature vector algorithms and processing techniques unique to Excalibur. This DataBlade will allow the creation of user applications to create databases based on the characteristics, or features, extracted from a face. These features will be learned into image indices (using the secondary access method, efrnet), and will be used to search for images containing characteristics similar to a clue image.

The EFR DataBlade will consist of the following components:

          - THE FACE CLIENT COMPONENT. This component contains the client functions that perform the necessary preprocessing steps on an image that contains one or more faces.

          - THE FACE FEATURES COMPONENT. A variety of types and server functions that make up the efrnet secondary access method. This access method will provide the necessary functions to create and maintain face indices, and allows for indexing and searching a database of faces.

          - THE FACE PROCESSING COMPONENT. This component provides the server functions to support indexing, search and retrieval of face images. The function, which extracts the facial features, will be included in this group, as will the positive identification capability.

- SQL interface for client application development. The SQL API will allow third parties to develop database applications that incorporate tables derived from the results of learning image data into indices produced by the EFR DataBlade.

Excalibur Face Recognition SDK

The Excalibur Face Recognition SDK, provides an API for indexing, searching and retrieving face images. Components of the Face SDK are embedded within the EFR DataBlade. Additionally, specific Face Recognition feature extraction algorithms are included for functions such as face and eye location in addition to the face indexing and retrieval.



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